Exhibit 99.2

[METHODE ELECTRONICS, INC. LOGO]

News Release

For:	Methode Electronics, Inc. 7401 West Wilson Avenue Chicago, IL 60706	Contact:	Joey Iske Director of Investor Relations 708-457-4060 jiske@methode.com

Methode Electronics Responds to Dura Automotive Letter

        CHICAGO, Aug. 1 /PRNewswire-FirstCall/—Methode Electronics, Inc. (Nasdaq: METHA, METHB) said today, in response to Dura Automotive Systems, Inc.'s announcement that Dura may modify its tender offer for outstanding Methode Class B Shares, that Dura's letter will be evaluated by the Board of Directors of Methode.

        Methode urges its stockholders to defer making any determination with respect to either Dura's existing offer or any revisions to the offer until they have been advised of Methode's position with respect to the offer.

        Stockholders of Methode are strongly advised to read Methode's solicitation/recommendation statement on Schedule 14D-9 filed with the Securities and Exchange Commission on July 21, 2003 regarding the existing Dura tender offer on Schedule TO. Stockholders are also urged to read Methode's amendment to its solicitation/recommendation statement, when it becomes available, as it will describe the Board's determinations regarding Dura's latest letter and contain other important information.

        Stockholders may obtain a free copy of the both the solicitation/recommendation statement and the amendment which will be filed by Methode with the Securities and Exchange Commission, at the SEC's web site at www.sec.gov . Stockholders may also obtain, without charge, a copy of the solicitation/recommendation statement and the amendment, when available, by directing requests to Methode's Investor Relations Department.

About Methode Electronics

        Methode Electronics, Inc. is a global manufacturer of component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode's components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode's website http://www.methode.com.